Exhibit 5.1

Opinion of Davis Wright Tremaine LLP

January 6, 2016

Board of Directors

Acucela Inc.

1301 Second Avenue, Suite 4200

Seattle, WA 98101

Re:	Registration Statement on Form S-8

Dear Ladies and Gentlemen:

This opinion is furnished to Acucela Inc., a corporation formed under the laws of the State of Washington (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company of up to an additional 1,460,684 shares of common stock, no par value per share (the “Shares”), issuable by the Company pursuant to the “evergreen” provisions under the Company’s 2014 Equity Incentive Plan (the “Equity Incentive Plan”).

In connection with this opinion, we have reviewed, among other things, the Company’s Amended and Restated Articles of Incorporation, the Company’s Restated Bylaws, the Equity Incentive Plan, and related agreements and records of corporate proceedings and other actions taken or proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares pursuant to awards made under the Equity Incentive Plan. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof, and the current validity and effectiveness without amendment as of the date hereof of all such documents. We have not verified any of those assumptions.

Based upon the foregoing and in reliance thereon, it is our opinion that the reservation for issuance of the Shares pursuant to the Equity Incentive Plan has been duly authorized and, when issued pursuant to awards granted and exercised in accordance with the Equity Incentive Plan and related agreements, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws under the Washington Business Corporation Act as in effect as of the date of this opinion letter, and we disclaim any opinion as to the laws of any other jurisdiction. We do not express any opinion regarding the Securities Act or any federal laws or regulations or any “Blue Sky” securities laws of any state.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Davis Wright Tremaine LLP